EXHIBIT 10.33

DISTRIBUTION AGREEMENT

This agreement (together with its related exhibits, the “Agreement”) is made and executed this __________ Day of _______________ , 2010, (the “Effective Date”) by and between OXYSURE SYSTEMS, INC. (“OxySure”), a Delaware corporation with its primary place of business located at 10880 John W. Elliott Road, Suite 600, Frisco, Texas, 75034 USA and ____________________ (the “Distributor”), located at ________________________________________.

OxySure and Distributor intend to establish Distributor as a distributor of those products (the “Products”) identified in Exhibit A within the territory (the “Territory”) and channel (the “Channel”) identified in Exhibit B.  Accordingly, OxySure and Distributor agree as follows:

1.	Appointment and Term

1.1
For the term of this Agreement, OxySure appoints Distributor as a non-exclusive distributor for the Products in the Territory and Channel.  Distributor’s appointment is for an initial term of one (1) year from the Effective Date, renewable thereafter for successive one-year periods unless terminated in terms hereof.

1.2
The appointment of Distributor is personal to Distributor and accordingly (a) the rights, duties and privileges of Distributor under this Agreement are not assignable in any way whatsoever without the prior written consent of OxySure, and (b) Distributor may not appoint, delegate to, authorize or in any way whatsoever empower any other party to act on Distributor’s behalf under this Agreement without the prior written consent of OxySure.

2.	Distributor Responsibilities

2.1
Both parties acknowledge that open communications and the sharing of information are important to fully develop the market, gain insight into the market’s needs and develop appropriate market strategies.  It is a further desire of OxySure to facilitate an open and direct communication between the end-user customer (“Customer”) and OxySure.  To this end, the parties agree to cooperate and openly communicate with each other in furtherance of these objectives, and Distributor further agrees to use its best efforts to facilitate such communication and contact between Customer and OxySure.

2.2	Distributor will maintain a reasonable number of demonstration Products for demonstration to prospective and existing Customers.

2.3
OxySure does not authorize Distributor to make, nor will Distributor make, any guaranty or warranty with respect to any Product.  OxySure will provide all Product warranties, if any, directly and in writing to the Customer.  Distributor will make no representations as to Product quality, performance, capabilities and the like except as OxySure expressly authorizes in writing, such as through published, product specifications.

2.4	Distributor agrees to avoid all activities that might place Distributor in a position of adverse interest or divided loyalty with OxySure or Distributor’s obligations as defined herein.

2.5	In addition to Section 8, Distributor will provide to OxySure upon discovery by Distributor and, on OxySure’s request, any information regarding:

(a)
the infringement, perceived infringement, unauthorized manufacture, use or marketing or misuse of OxySure’s intellectual property, Proprietary Information (as defined in Section 10 below), and/or Products;

(b)	any observations concerning recurrent issues with the Products;

(c)	any changes in the management or ownership of Distributor; and

(d)
in the event Distributor learns of information relating to an alleged malfunction of or an infliction of an injury by a Product, Distributor shall promptly notify OxySure and provide all known information as well as assist OxySure in any reasonable investigation concerning such allegations.  If necessary, Distributor will abide by all Distributor-specific governmental reporting requirements as imposed by the United States Food and Drug Administration or any other relevant governmental body.

2.6
Distributor will maintain information regarding the sale of each Product, including, but not limited to:  Customer names and addresses, product identification information (including but not limited to lot numbers, batch numbers, SKU numbers, and expiration dates) and a description of the products provided.  Distributor will also maintain all books of accounts, documents, correspondence, records, or the like, relating to any transaction involving the Products.  In the event OxySure desires to communicate regulatory or other information to Customers, or otherwise notify Customers for any reason, Distributor will use the Customer information that it maintains to send such notice or communication on behalf of OxySure in a timely manner.  Further, Distributor will make such Customer information available to OxySure to the extent necessary for OxySure to comply with relevant laws, rules, regulations, and judicial or administrative orders.

2.7
Distributor shall furnish to OxySure copies of all proposed advertising, technical, sales, and other materials relating to the Products and refrain from and/or discontinue the use of any such materials which in the opinion of OxySure are false or misleading or may subject OxySure to liability.

2.8	Distributor agrees to carry out all of its obligations to OxySure promptly and in good faith.

2.9
Distributor shall not take any action that may result in denigrating, tarnishing or otherwise adversely affecting the reputation or goodwill of OxySure. Without limiting the foregoing, Distributor agrees that it shall not (a) explicitly or implicitly misrepresent any feature or function of the Product, (b) make unauthorized claims or statements related to the Products, or (c) make any false statements related to the Product or OxySure.

2.10	In performing its obligations hereunder, Distributor shall comply with all relevant laws, rules and regulations.

2.11
Distributor may not market, promote, distribute, advertise, offer, sell or otherwise provide any Product through a Web site, email communications, or other electronic method or medium unless each of the parties have executed the “Internet Distribution Attachment” attached to this Agreement.  Notwithstanding the foregoing, Distributor may provide Product materials, pricing and invoices via email to a Customer, provided that such email communications are in response to direct Customer inquiries and are not part of a marketing or other promotional campaign or effort.

3.         OxySure’s Responsibilities

3.1
OxySure will provide technical and marketing information as OxySure deems appropriate, or upon Distributor’s request.  Any applicable costs for printed materials shall be borne by Distributor, unless otherwise agreed by the parties.

3.2
OxySure will provide training in the use, limited maintenance and technical aspects of the Products, including supplemental training relating to new products as introduced, at OxySure’s place of business identified hereinabove or as otherwise agreed by the parties.  The cost of transportation, meals, and lodging during the training shall be borne by the Distributor.

3.3
OxySure will be under no obligation to Distributor to manufacture, sell or supply, or to continue to manufacture, sell or supply any of the Products, or to continue or modify any model or type of any of the Products.

3.4	OxySure agrees to carry out all its obligations to the Distributor promptly and in good faith, and in every respect support Distributor’s authorized sales efforts in the Territory and Channel.

4.         Minimum Net Sales

To qualify as a distributor, an initial Purchase Order shall accompany a signed Agreement, with payment for said initial purchase order, and the size of such initial purchase order is set out in Exhibit C. After that, an annual minimum sales requirement is to be maintained as set out in Exhibit C.

5.         Products, Pricing, Packaging, Title

5.1
OxySure may, in its sole discretion, effect any change with respect to a Product or amend the Products of Exhibit A, provided, that with respect to any material change (e.g., amending the Products of Exhibit A) OxySure shall provide Distributor with thirty (30) days prior written notice.  OxySure will continue to honor orders for any Products removed from Exhibit A for three (3) months after the removal date if (a) the orders are submitted to fill quotes outstanding on the removal date, and (b) the removed Products have not been discontinued and are no longer available.

5.2	Prices for Products will be as set forth on Exhibit G, as amended from time to time in OxySure’s online price list (“Product Price List”).

5.3
Any suggested resale prices shown in the Product Price List are to be construed as a guideline only.  The Distributor is free to determine its own resale prices of the Products, provided that Distributor may not publish or display a price lower than the resale prices shown on the Product Price Lists on (a) any Internet site, unless the parties have executed the Internet Distribution Attachment set forth on Exhibit H, (b) any email advertisement, or (c) any newspaper, newsletter, magazine or other published source provided to more than 25 people.  Further, Distributor will clearly state if pricing is based on bulk or bundled purchases.  Distributor shall avoid any pricing policies that would adversely affect the image of the Products.

5.4	Distributor will abide by those terms for payment as set forth in Exhibit D.

5.5
Any credits issued by OxySure will be handled as a separate financial transaction from the original invoice, and payments under the invoice may not be withheld or delayed because of any credit.  Distributor shall not reduce any payment to OxySure to account for an anticipated, disputed or unauthorized credit, except in the instance of short shipments.  For credit, Distributor will submit a written credit request within one (1) month from the date of Distributor’s invoice for the related transaction.  Any credit request will be based on the price shown on the then current Product Price List, or the actual net price paid by Distributor, whichever is lower.  Upon notification by OxySure of a discrepancy in a credit request, Distributor has one (1) month to resolve such discrepancy and pay any amount due to OxySure.

5.6	All Products shall be delivered to Distributor F.O.B. OxySure’s principal place of business.

6.         Returns

Distributor may return Products in accordance with (a) any applicable limited warranty, if effective (see Section 7.1), or (b) the return policy set forth in Exhibit E.  OxySure may amend or change its return policy with thirty (30) days written notice to Distributor.

7.         Limited Warranty and Warranty Service

7.1
OxySure provides an end user limited warranty for the Products.  The terms of the end user limited warranty are set forth in the documentation provided with the Products, a copy of such being provided in Exhibit F.  Upon any amendment of or addition to the end user limited warranty, OxySure shall provide Distributor with written notice of such change.  Distributor shall strictly comply with the terms and provisions of Section 2.7 relating to the issuance of warranties, guaranties or representations.  OXYSURE MAKES NO OTHER WARRANTIES OF ANY KIND WHATSOEVER WITH REGARD TO THE PRODUCTS, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.2
Distributor shall not repair, attempt to repair, modify, attempt to modify, or the like, any Products.  Distributor shall return any defective or allegedly defective Product to OxySure for assessment and repair (if applicable).

7.3
For the purpose of technical support, OxySure hereby grants Distributor a license to use any OxySure-provided Proprietary Information supplied to carry out its obligations under this Agreement.  Such Proprietary Information, or any copies or versions in any form or language, shall in all cases remain the property of OxySure.  The confidentiality of such Proprietary Information is governed by Section 10.

8.         Reports and Audits

Intentionally omitted.

9.         Distributor’s Financial Condition

9.1
OxySure may withhold shipments due to Distributor’s general financial condition and/or conditions of Distributor’s account with OxySure.  In the event Distributor is in arrears per Exhibit D, OxySure may elect to place Distributor on credit hold, meaning no shipments may be made from OxySure to Distributor until such arrearages are satisfied.  In the event Distributor is in arrears for more than 60 days, or if Distributor is placed on credit hold more than two times in any twelve month period, OxySure may declare Distributor in default under this Agreement.

9.2
Wherein OxySure elects to establish a credit account for the Distributor, Distributor will provide OxySure with credit data sufficient to establish Distributor’s credit-worthiness.  The decision to offer such a credit account or to decline to establish such an account upon review of Distributor’s credit data is in the sole discretion of OxySure.  OxySure may periodically review Distributor’s credit worthiness and may withdraw any credit approval at any time, at OxySure’s option.

10.    Confidentiality/Non-Competition

10.1
During the term of this Agreement, Distributor and its employees may have access to OxySure’s Proprietary Information, such information, whether written or oral, being that which OxySure desires to protect against unauthorized use or disclosure.  The term “Proprietary Information” shall include, but is not limited to, information relating to research, marketing, developments, inventions, product lines, design, purchasing, finances and financial affairs, accounting, merchandising, selling, engineering, employees, Customers, consultants, trade secrets, business practices, merchandise resources, supply resources, service resources, system designs, procedure manuals, or pricing relating to the Products.  The term Proprietary Information does not include any information which is:  (a) in the public domain or that enters the public domain without a breach of this Agreement; (b) known by the receiving party prior to the disclosure; or (c) disclosed by a third party unrelated to or not in breach of this Agreement, or some other confidentiality agreement.

10.2
Distributor will treat all Proprietary Information as proprietary and confidential.  Distributor shall not disclose any Proprietary Information to anyone other than its own employees, directors, and consultants.  Distributor shall further use reasonable efforts to prevent any unauthorized use or disclosure, including, but not limited to, restricting access to the Information within its organization to those having a need to know and ensuring that everyone to whom it makes a disclosure complies with this Agreement by entering into an agreement that imposes a like obligation with each person to which a disclosure is made.  Distributor will not disclose any information to any party not enumerated above without obtaining prior written consent from OxySure.

10.3	Intentionally omitted.

10.4
Without limiting the obligation in Section 2.14, Distributor shall comply with all privacy and security laws relevant to the sale and distribution of Products, including but not limited to the Health Insurance Portability and Accountability Act (HIPAA), and shall ensure that each employee, director, officer, and consultant of Distributor complies with such privacy laws at all times.

10.5
Distributor, upon termination of this Agreement, shall surrender to OxySure all Proprietary Information, (including:  training manuals, marketing updates, product literature, price lists, and product samples), whether originals, copies, English or non-English translations.

10.6
Distributor acknowledges that the OxySure may suffer irreparable damage in the event of a breach or threatened breach of any provision of this Section 10, and that therefore, OxySure may seek injunctive relief to prevent such breach, as well as any and all other applicable remedies at law or equity, including the recovery of damages.  This Section 10.7 controls over any conflict between this Section 10.7 and Section 19.8.

11.	OxySure Trademarks, Service Marks, and Trade Names; Intellectual Property

11.1
OxySure grants to Distributor a non-exclusive license to use OxySure’s trademarks, trade names, and service marks only in connection with the Products and in the performance of Distributor’s obligations under this Agreement.  All such uses are subject to OxySure’s prior review and consent, which will not be unreasonably withheld or delayed and such license may be withdrawn or revoked at any time by OxySure with or without cause.

11.2
All use of OxySure’s trademarks, trade names, and service marks will be in proper form, giving appropriate attribution to OxySure as the owner of such marks.  Distributor will not undertake any use of a mark that may jeopardize OxySure’s rights to use or register such mark, or OxySure’s rights to prevent unauthorized use.

11.3
All use of OxySure trademarks, service marks, and trade names by Distributor will inure to the benefit of OxySure.  At no time during or after the term of this Agreement shall Distributor attempt to register any trademarks, service marks, or trade names confusingly similar to any OxySure trademark, service mark, or trade name.  Distributor will cooperate, at OxySure’s expense, to assist OxySure in the registration or securing of rights in such marks.  Distributor will cooperate, at OxySure’s expense, in initiating and prosecuting any legal action against any infringer of any OxySure trademark, service mark, or trade name.

11.4
Distributor shall not, by reason of this Agreement or its provisions, acquire any interest in or right to any patent, trademark, service mark, trade names, copyright, Proprietary Information or any other form of OxySure intellectual property, whether relating to the Products or otherwise.

11.5
Any intellectual property, and any applications or methods related to any intellectual property, developed or discovered by either party, jointly or individually, under this Agreement or relating to the Products (including, but not limited to, patentable and/or copyrighted materials) are owned by OxySure, and Distributor hereby assigns and conveys all rights, title and interest in such intellectual property to OxySure.  At OxySure’s request, Distributor shall execute any instruments and documents necessary to confirm OxySure’s ownership of the intellectual property.

12.	Relationship Between the Parties

12.1	Both OxySure and Distributor are independent contractors, and no agency or other joint relationship is created.

12.2	Neither party has any authority to act for and/or to bind the other party in any way, or to represent that either is in any way responsible for the acts of the other.

13.	No Conflicts by Distributor

Distributor warrants and represents that Distributor is not subject to any contractual obligation or restraint which will interfere with Distributor’s right and ability to perform pursuant to the terms of this Agreement.

14.	Defaults; Remedies; and Termination

14.1
Either party may terminate this Agreement immediately by sending written notice if the other party becomes insolvent, or becomes the subject of any proceeding seeking relief, reorganization, or rearrangement under any laws relating to insolvency, or upon any assignment for the benefit of creditors, or upon the appointment of a receiver, liquidator, or trustee of any of its property or assets, or upon the liquidation, dissolution, or winding up of its business.

14.2	This Agreement may be terminated by the mutual agreement of OxySure and the Distributor.

14.3
If either party breaches any commitment contained in or arising from this Agreement (excepting Sections 14.1 and 14.2) and fails to remedy the breach within thirty (30) days from the date of written demand to cure, the breaching party shall be deemed to be in default hereunder.

(a)
In reviewing Distributor’s financial condition under Section 9, the parties agree that OxySure may monitor Distributor’s credit through a variety of sources and means, including commercial credit companies.  Accordingly, a determination of credit worthiness may be based on third-party sources in addition to Distributor’s accounts and payment history with OxySure.

14.5
Either party may terminate this Agreement at any time prior to the expiration of the then-applicable term, without cause, by sending written notice to the other party at least ninety (90) days prior to the termination date.

14.6	Concerning the buy back of inventory from Distributor by OxySure upon a termination:

(a)
If this Agreement is terminated for any reason, OxySure shall have the option, to be exercised in OxySure’s sole discretion, to purchase any or all inventory of OxySure’s Products then held by Distributor.

(b)	The price of the Product being bought back, if at all, will be negotiated and mutually agreed on.

(c)
Section 14.6(b) does not encompass those Products which are discontinued or demonstration Products nor those Products determined, in OxySure’s sole discretion (including, at OxySure’s option and expense, an on-site inspection), to be damaged, non-sterile, expired, used or not in good condition.  Such Products may be repurchased by OxySure (in its sole discretion) for a discounted price mutually agreed upon by the parties.

14.7
Termination of this Agreement terminates all further rights and obligations of OxySure and Distributor hereunder other than the following obligations and sectional provisions, all of which shall survive any termination of this Agreement:

(a)	Neither OxySure nor Distributor shall be relieved of their respective obligations to pay any money due the other party; and

(b)
Sections:  7 (Limited Warranty), 8 (Reports and Audits), 10 (Confidentiality), 14 (Term; Remedies; and Termination); 15 (Indemnity and Insurance), 16 (Limitation of Liability), 17 (Intellectual Property Indemnity), 19.7 (Governing Law), and 19.8 (Negotiation, Mediation and Arbitration).

14.8
On termination of this Agreement for whatever cause, Distributor will immediately (a) cease to engage in marketing and distribution activities as a OxySure distributor, and (b) cease representing in any manner that it is a distributor of OxySure Products, including the immediate termination of all use of OxySure trademarks, service marks, or trade names.  Notwithstanding Distributor agrees that if OxySure so requests after the termination of this Agreement, Distributor shall pay for and distribute orders for Products which OxySure received and accepted during the term of this Agreement.

15.	Indemnity and Insurance

15.1
Distributor agrees to indemnify and hold OxySure harmless from any and all claims, demands, costs, liabilities and responsibilities, regardless of the claimant or his place of filing a claim, to the extent such result from or are associated with Distributor’s alleged negligent or intentional acts or omissions, any default by Distributor under this Agreement, or the provision of any warranty or guarantee of the Products given by the Distributor.

15.2	Distributor will maintain product liability insurance or the like for those claims enumerated in Section 15.1.

15.3
OxySure agrees to indemnify and hold Distributor harmless from any and all third party claims and demands to the extent they result from defective Products provided by OxySure to Distributor or the provision of any warranty or guarantee of the Products by OxySure to a Customer.  Distributor shall promptly notify OxySure of any such claim and demand, shall provide reasonable assistance to OxySure in the defense of such claims and demands, and shall give OxySure full authority to defend, settle or resolve the claims or demands on behalf of Distributor.

16.	Limitation of Liability

OxySure shall not be liable to Distributor for any indirect, punitive, consequential, special, incidental or loss of profit damages.

17.	Intellectual Property Indemnification

17.1
Distributor agrees that OxySure has the right to, and OxySure agrees that it will at its expense, defend or at its option, settle any claim, suit, proceeding, or other action brought against Distributor or its Customers for infringement of any United States copyright, trademark, or other United States intellectual property right related to the Products or their use, subject to the limitations set forth in Sections 17.2 and 17.3.  OxySure must have sole control of any such proceeding or settlement negotiations in order to be held liable.  OxySure will not be liable for any costs, settlements or expenses incurred without its prior written authorization.  OxySure will pay any final judgment entered against Distributor or its Customers based on such infringement so long as OxySure had complete control of the proceeding.

17.2
OxySure will be relieved of its obligations under Section 17.1 unless Distributor or its Customers notify OxySure promptly, in writing, of such action and gives OxySure full information and assistance to settle and/or defend any such action.  If relieved of its obligation under Section 17.1, OxySure may assume such obligation upon written notice to the Distributor.

17.3	OxySure assumes no liability for, and Distributor agrees to indemnify and hold OxySure harmless to the same extent as that indemnification identified in Section 17.1, for:

(a)	any infringements covering completed equipment or any assembly, combination, or method in which any of the Products may be used, but not covering such Products standing alone; or

(b)	any trademark infringement involving any marketing or branding not applied by OxySure or involving any marking or branding applied at the request of Distributor; or

(c)	any modification of the Products unless such modification was made by OxySure.

18.	Compliance.

(a)
Government Regulations.  Distributor and OxySure shall use their best efforts to ensure compliance with the requirements of any statute, ordinance, law, rule or regulation concerning, or order of any governmental or regulatory body having jurisdiction over, this Agreement.

(b)
Compliance.  The parties agree and represent and warrant to each other that nothing in this Agreement is intended to constitute remuneration of any kind whatsoever for referrals of patients and nothing in this Agreement is intended in any manner to violate any federal or state law, rule or regulation, including, without limitation, the federal Anti-Kickback Law (42 U.S.C. § 1320a-7b(b)), the Ethics in Patient Referrals law (42 U.S.C. § 1395nn) the “Stark Law”, the Texas Medical Practice Act (Texas Occupations Code Chapters 151 to 165), and Texas Occupations Code § 102.001.

(c)	Confidentiality of Records. This Agreement shall comply with the Health Insurance Portability and Accountability Act of 1996, as amended from time to time (“HIPAA”) (45 C.F.R. Parts 160 and 164).

(iii)	Nothing in this Section 18 will constitute the waiver of the attorney-client or any similar privilege under applicable laws.

19.	General Provisions

19.1
Entire Agreement.  This Agreement, which includes the Exhibits, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior discussions between them whether written or oral.  The following Exhibits are attached hereto and made a part hereof for all purposes:

Exhibit Letter	Name of Exhibit

A	Description of Products
B	Description of Territory and Channel
C	Minimum Net Sales
D	Payment Terms
E	Return Goods Policy
F	Limited Product Warranty
G	Pricing & Discount Schedule
H	Internet Distribution Attachment

19.2	Assignment. Distributor may not assign or transfer its right under this Agreement without the prior written consent of OxySure.

19.3
Modifications and Waiver.  This Agreement may be modified only in writing, signed within the authority granted by each party, and shall not be modified, varied, superseded or construed in a particular manner due to any course of conduct, trade usage, custom or dealing or any statute or common law.  It is expressly agreed and understood that the waiver by a party of its rights, or any portion of its rights, under this Agreement in any particular instance or instances, whether intentional or otherwise, shall not be construed as a continuing waiver which would prevent the subsequent enforcement of such rights, or as a waiver of any other rights hereunder.

19.4	Headings. The headings of this Agreement are for convenience of reference only, and are not intended to be part of nor to affect the meaning or interpretation of this Agreement.

19.5
Notice.  All notices under this Agreement shall be deemed sufficient if sent by certified or registered mail (postage prepaid) with return receipt requested, overnight or air courier, facsimile, telex, or cable to the party, at the addresses identified hereinabove, to whom such notice is required or permitted to be given.  Any such notice shall be deemed to have been received on the next business day after transmission by facsimile, telex, cable or overnight or air courier, and on the third business day after transmission by certified or registered U.S. mail, return receipt requested.

19.6
Severability.  Whenever possible, each provision of the Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Agreement should be prohibited or invalid, in whole or in part, under applicable law, such provisions shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

19.7
Governing Law.  This Agreement is governed by the substantive laws of the State of Texas, U.S.A.  Any actions related to this Agreement must be brought in the courts located in Dallas County, State of Texas.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives or officers, effective as of the day and year indicated above.

DISTRIBUTOR:	OxySure:
Name:	OxySure Systems, Inc..
Company:	10880 John W. Elliott Road, Suite 600
Address:	Frisco, Texas, 75034 USA
PH: 972-294-6555
PH:	FAX:
FAX:

By: _______________________________	By: _________________________________

Julian T. Ross
Title: President_____________________	Chairman & CEO

Date: _______________________________	Date: _________________________________

EXHIBIT A
Products

The Products shall be defined as all OxySure products and accessories for such products, including (but not limited to)

Part Number	Description
615-00	Model 615 Portable Emergency Oxygen Unit, complete system
615-01	Model 615 Replaceable Cartridge w/Mask
615-02	Replacement Adult Mask
615-03	Replacement Pediatric Mask
615-04	Display Cabinet with Alarm and Emergency Oxygen marking
615-05	Custom (Emergency Oxygen) Wall-mounted Display Cabinet w/Alarm
615-07	OxySure Wall Sign
615-09	OxySure Thermal Bag
615-10	Resuscitator Bag, Adult
615-11	Resuscitator Bag, Pediatric
615-12	Pulse Oximeter – Standard
615-13	Pulse Oximeter – Premium

EXHIBIT B
Territory and Channel

1.           The Territory is defined as (check all that apply):

□	The following areas within the United States:

The State of Florida

________________________________________

________________________________________

□	The following countries (requires Attachment B-1, International Terms, to be attached):

None

________________________________________

________________________________________

If the Territory includes any country other than the United States, Distributor hereby consents to and is bound by the terms of Attachment B-1, International Terms.

2.           The Channel is defined as:

All non-retail channels.

ATTACHMENT B-1

International Terms

If the Territory includes any country other than the United States, then this Attachment B-1 will be incorporated into and made part of the Distribution Agreement between OxySure® and Distributor.  All capitalized terms not defined in this Attachment have the definitions set forth in the Distribution Agreement

1.           Distributor shall be responsible for translating at its expense all marketing and promotional materials provided by OxySure®, including any manuals, into the language or languages used in the Territory.  Distributor shall promptly deliver to OxySure® a copy of such translation in the formats reasonably requested by OxySure®.  Such translations will be deemed a “work for hire” as such term is used in United States copyright law, and OxySure® will be considered the author and owner of all rights in and to such translation.  To the extent the translation is not a work for hire, Distributor hereby assigns to OxySure®, and agrees that OxySure® will have, all ownership rights in the manuals and translations created or provided by Distributor.  Distributor shall provide all documentation (including written assignments) reasonably requested by OxySure® to confirm its ownership of the manuals and translations.  Distributor shall make such changes to the marketing and promotional materials as are required to comply with the law of the countries, or political subdivisions in the Territory, but only with the prior approval of OxySure®.  Ownership of all marketing and promotional materials remain with OxySure®.

2.           OxySure® shall use commercially reasonable efforts to ship Products sold hereunder within the period and by a carrier designated in each accepted purchase order, and FOB the relevant OxySure® facility determined by OxySure®.  Distributor shall be responsible for obtaining all licenses required to import Products into the Territory.  OxySure® shall be responsible for obtaining all licenses required to export products from the United States.  All freight, transportation, rigging, crating, packing, drayage, insurance, and handling charges, as well as any other expenses that are not specifically allocated to OxySure® in this Attachment B-1, will be paid by Distributor.  Title, possession and risk of loss shall pass to Distributor upon delivery of the Products by OxySure to the designated carrier or freight forwarder.

3.           OxySure® and Distributor agree that if it is required by applicable law, this Agreement shall be approved by and/or registered with the appropriate governmental authorities.  The rights and obligations of OxySure® and Distributor under this Agreement are subject to any such government approval, registration or recordation, including import and export certificates (“Approvals”).  Distributor is responsible and shall bear the cost for promptly obtaining and maintaining any such Approvals from requisite government agencies in the Territory for Distributor and OxySure® to advertise, market, sell, distribute, license, and support the Products in the Territory.  To the extent additional Approvals are required for new or existing OxySure® Products, or to the extent countries other than those set forth in the Territory are now or hereafter included in the Territory, then Distributor shall bear the sole cost and responsibility for promptly obtaining such Approvals, including compliance with all local content requirements, effective as of the date of this Agreement, or as such requirements may subsequently be modified.  All costs of compliance, and whatever actions may be required (whether legal, manufacturing, assembly or otherwise) shall be the sole financial responsibility and obligation of Distributor.  To the extent any governmental approval would require OxySure® to change or modify its Products, OxySure® shall have no obligation to do so, and may at its discretion terminate this Agreement with Distributor with no further obligation hereunder, in order to avoid the threat of non-compliance with governmental regulations.  Distributor agrees that it shall not submit any information to governmental authorities with respect to this Agreement without the prior written approval of OxySure®; provided however, that the foregoing shall not apply in the event that formal or informal proceedings are instituted against Distributor or in the event that a dispute between OxySure and Distributor is submitted to any tribunal having jurisdiction over such matters.

4.           Distributor shall provide OxySure® with evidence of all government permits, certificates or approvals.  Distributor shall provide to OxySure promptly upon its request such evidence as OxySure® shall require, including, but not limited to, an opinion of counsel of the Territory (which counsel must be approved by OxySure® in its sole discretion although the costs of such opinion shall be borne by Distributor), of compliance by Distributor with the applicable import regulations of jurisdictions within the Territory or any other applicable jurisdiction, including those governing the filing of proper import documentation and the payment of all duties and fees of any nature whatsoever required for such import.

5.           Distributor shall comply with, and Distributor shall require its Customers to comply with, the United States Export Administration Act, the United States Anti-Boycott provisions and the United States Foreign Corrupt Practices Act (“FCPA”), as well as all applicable statutes, rules and regulations in the United States and the Territory, as the same may be amended from time to time.  Distributor represents and warrants to OxySure® that it is familiar with the terms and provisions of the FCPA and the purposes of the FCPA.  Distributor further represents and warrants that (a) except as otherwise disclosed in writing to OxySure® prior to execution of this Agreement, neither it nor any of its owners, staff members or Affiliates are officials, officers or representatives of any government or candidate for political office, and (b) that no part of the proceeds from sales of the Products will be used by it for any purpose or to take any action which will constitute a violation of any law of any government in the Territory or any part thereof or the United States, including the FCPA.

6.           This Agreement is an international transaction for the sale of goods in which the specification of United States Dollars and payment in Frisco, Texas is of the essence and United States Dollars shall be the currency of account in all events.   The payment obligations of distributor shall not be discharged by an amount paid by Distributor in another currency or at another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on prompt conversion  to United States Dollars and transferred to Frisco, Texas under normal banking procedures does not yield the amount of United States Dollars in Frisco, Texas due hereunder.  If any payment by Distributor, whether pursuant to a judgment or otherwise, upon conversion and transfer does not result in payment of such amount of United States Dollars due hereunder in Frisco, Texas, Distributor shall compensate OxySure for the additional amount necessary to yield the amount due and owing to OxySure®.

7.           Distributor agrees specifically that it will not directly or indirectly export or re-export the Products or any technical data or service that is the direct product of the Products to any country outside the Territory without the written permission of OxySure®.

8.           The parties expressly agree that the International Convention for the Sale of Goods will not apply to this Agreement.

9.           The parties agree to mutually cooperate, one with the other, in notifying the other parties of any laws or of any changes in their respective domestic laws or laws of the Territory which might impact on any purchase orders, this Agreement or its exhibits, including but not limited to export/import controls, currency restrictions, competition requirements, and technology/licensing transfers.

10.           This Agreement (including any exhibits or attachments hereto) shall be executed in English only.  If any dispute or question of interpretation concerning this Agreement or any other materials related to this Agreement arises, the provisions of the English language version shall control.

DISTRIBUTOR: Lifesaving Products, LLC.	OxySure® Systems, Inc.:

By: _________________________	By: _________________________
Julian Ross
Title: _________________________	CEO

Date:	Date:

EXHIBIT C
Minimum Net Purchases

Upfront commitment: The equivalent of $25,000 in Product. Purchase Order and payment must accompany distribution agreement.  Must be drawn down within 3 months if OxySure drop ships.
Annual commitment: The equivalent of $100,000 in Product.

EXHIBIT D
Payment Terms

OxySure shall send the Distributor an invoice with respect to a shipment of Products no later than ten (10) days after the end of the month in which the shipment occurred.  The invoice shall set forth the Products, quantities, prices of the Products charged to the Distributor and the amount of any shipping, handling or insurance charges incurred by OxySure on behalf of Distributor.

PREPAID ON INITIAL QUALIFICATION ORDER. THEREAFTER, COD OR, IF APPROVED FOR CREDIT, WITHIN FOURTEEN (14) DAYS AFTER THE DATE OF INVOICE, THE DISTRIBUTOR SHALL PAY THE AMOUNTS DUE THEREUNDER TO OXYSURE AT THE ADDRESS FOR OXYSURE SET FORTH ON THE FIRST PAGE OF THIS AGREEMENT.

All payments to OxySure shall be in cash and in United States dollars.

EXHIBIT E
Return Goods Policy

THE FOLLOWING POLICY AND PROCEDURE ARE APPLICABLE TO THOSE PRODUCTS TO WHICH A LIMITED WARRANTY DOES NOT APPLY, THE PROVISIONS HEREINBELOW ARE TO BE CONSTRUED IN A MANNER CONSISTENT WITH THE TERMS AND CONDITIONS OF THE AGREEMENT AND DO NOT REPRESENT ADDITIONAL WARRANTIES, GUARANTIES OR REPRESENTATIONS:

1.	Before any product may be returned, a Return Materials Authorization number (RMA#) must be secured. An RMA# can only be issued by OxySure Customer Service.

To assist in the return process, the Customer/Distributor is asked to provide Customer Service the following information:

(a) OxySure Product Code and Lot Number
(b) Quantity Customer/Distributor Wishes to Return
(c) Order Number Associated with the Products
(d) OxySure’s Original Invoice Number
(e) Reasons for Return

2.
All Products returned shall be shipped to OxySure, freight prepaid, unless the return is due to OxySure error, such determination being made in OxySure’s sole discretion.  On all international returns, OxySure will specify the method of shipment.

3.	Items eligible for full credit:

(a) Products shipped in error.
(b) Products ordered in error, if authorized for return within thirty (30) days of receipt.
(c) Defective Products due to OxySure workmanship.

4.	Items not eligible for return:

(a)	Custom products or products sold on a “No-return” basis.
(b)	Goods held over ninety (90) days from the original Invoice Date.
(c)	Partial cases or quantities less than minimum order quantity.
(d)	Products unsalable due to re-design, preprocessing, revision, or obsolescence.
(e)	Demonstration products.
(f)	Products no longer in their original packaging, used, or damaged through no fault of OxySure.

5.	A 20% Restocking Fee will be assessed on all returns authorized over forty five (45) days after the original Invoice Date.

EXHIBIT F
Limited Product Warranty

Refer to the Product literature packaged with each Product, such being incorporated by reference herein, for any applicable end user limited warranty.

EXHIBIT G
Pricing Schedule - Commercial

		Volume Range Min	Volume Range Max	Unit Price, Authorized
	MSRP	#Units	#Units	Distributors Only

Model 615, Base Systems (SKU 615-00)1:		1	+
Model 615, Cartridges (SKU 615-01)1:		1	+
Model 615, Mask/Tray (SKU 615-03):	1	499
Model 615, Pediatric Mask/Tray (SKU 615-04):	1	499
Custom (Emergency Oxygen) Wall-mounted Display Cabinet (SKU 615-05):	1	50
OxySure Wall Sign (SKU 615-07):	1	+
OxySure Thermal Bag (SKU 615-09):	1	+
Resuscitator Bag, Adult (SKU 615-10):	1	+
Resuscitator Bag, Pediatric (SKU 615-11):	1	+
Pulse Oximeter – Standard (SKU 615-12):	Min order qty=12	+
Pulse Oximeter – Premium (SKU 615-13):	Min order qty=12	+

Notes: (1) Cartridges come with standard Adult masks.

Volume refers to purchase order volume. All Prices are FOB Frisco.

EXHIBIT H
Internet Distribution Attachment

To be effective, this Internet Distribution Attachment must be signed by both OXYSURE SYSTEMS, INC. (“OxySure”), and [DISTRIBUTOR] (the “Distributor”).  Once effective, this Exhibit H will be incorporated into and made part of the Distribution Agreement between OxySure and Distributor.  All capitalized terms not defined in this Attachment have the definitions set forth in the Distribution Agreement.

1.           Effective Date.  This Internet Distribution Attachment is effective as of _____________________________.

2.           Internet Promotion and Distribution.  This Internet Distribution Attachment governs all promotion, sale, advertising, marketing and other offers made via electronic means, including via the Internet.  Internet promotions includes the following: (a) offering or displaying the Product through any online channel, including but not limited to via the Web (HTTP), RSS, FTP, or other method, (b) email offers to multiple individuals or companies, (c) promotions and advertising embedded or appearing in software products, (d) promotions and advertising embedded in or associated with streaming or downloadable media, including audio and video media, and (e) any other methods or means similar or related to those currently available via the Internet.

3.           Distributor’s Promotion.  Distributor intends to promote, sell, advertise, market and otherwise offer the Products through the following websites and methods:

___________________________________________________________________________________

___________________________________________________________________________________

___________________________________________________________________________________

___________________________________________________________________________________

Distributor and OxySure may add additional websites and methods by mutual written agreement.

Distributor shall be solely responsible for all costs and charges associated with its Internet promotion, including all server and bandwidth charges.

4.           Territory.  Intentionally omitted.

5.           Pricing.  To the extent the pricing offered by Distributor through an Internet promotion is lower than the Manufacturer Suggested Retail Price, Distributor shall ensure that (a) the price may be viewed only by users on Distributor’s website that have logged in using a valid username and password, and (b) the price is not distributed via email, except in response to a valid inquiry requesting the price.

6.           Photos and Graphics.  Any Product photos or graphics used in an Internet promotion must accurately depict the Product, and must clearly display all trademarks that actually appear on the Product.  Distributor may use Product photos provided by OxySure, so long as such photos are not altered in any manner and all copyright notices appearing on the photo remain intact.

7.           Manuals and Documentation.  Distributor may not post any photos, scans or other versions of Product manuals or other documentation related to the Products without the prior written consent of OxySure.

8.           Product Reviews.  Distributor may allow Customers to post reviews of the Product, provided that Distributor will remove any Product review that OxySure reasonably believes is false, misleading, or not supported by verifiable evidence.

IN WITNESS WHEREOF, the parties hereto have caused this Internet Distribution Attachment to be executed by their respective authorized representatives or officers, effective as of the day and year indicated above.

DISTRIBUTOR:	OxySure:

By: _________________________	By: _________________________
Julian Ross
Title: _________________________	CEO

Date:	Date: